Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, EVP & CFO (805) 981-8655

LTC ANNOUNCES CLOSING OF PUBLIC OFFERING OF

3,990,000 SHARES OF COMMON STOCK

WESTLAKE VILLAGE, CALIFORNIA, March 28, 2011 — LTC Properties, Inc. (the “Company”) (NYSE:LTC) announced today that it has closed its previously-announced public offering of 3,500,000 shares of its common stock at a price of $27.25 per share. In addition, the Company has sold 490,000 shares of its common stock at a price of $27.25 per share pursuant to the underwriters’ option to purchase additional shares, resulting in a total public offering of 3,990,000 shares for gross proceeds of approximately $108.7 million.

KeyBanc Capital Markets, Wells Fargo Securities, RBC Capital Markets and BMO Capital Markets acted as joint book-running managers for the Offering.  CSCA, J.J.B. Hilliard, W.L. Lyons, LLC and JMP Securities acted as co-managers for the Offering.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.